                                                                  EXHIBIT 99.(i)

                       TCW INVESTMENT MANAGEMENT COMPANY
                      865 S. FIGUEROA STREET, SUITE 1800
                             LOS ANGELES, CA 90017
                           (213) 244-0000 Telephone
                           (213) 244-0645 Facsimile


PHILIP K. HOLL
SENIOR VICE PRESIDENT
ASSOCIATE GENERAL COUNSEL


                               February 28, 2001

TCW Galileo Funds, Inc.
865 South Figueroa Street
Los Angeles, California 90017

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock, par value $.001 per share ("Shares") of TCW Galileo Funds, Inc. (the "Fund"), I have examined such matters as I have deemed necessary, and I am of the opinion:

     (1) The Fund is a corporation duly organized and existing under the laws of the State of Maryland;

     (2) Assuming that the Fund or its agent receives consideration for such Shares in accordance with the provisions in the Prospectus, the Shares will, to the extent of the number of Shares of the Fund authorized to be issued by the Fund in accordance with its Charter, be legally and validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the fund's Post-Effective Amendment No. 28 on Form N-1A filed with the Securities and Exchange Commission (File No. 33-52272).

     I am a member of the Bar of the State of Maryland.

                               Very truly yours,

                               /s/ Philip K. Holl

                               Philip K. Holl